Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-76485 and 333-70534) of Paradigm Genetics, Inc. of our report dated May 21, 2004 relating to the financial statements of TissueInformatics, Inc., which appears in the Current Report on Form 8-K of Paradigm Genetics, Inc. dated May 24, 2004.

/s/    PricewaterhouseCoopers LLP

Raleigh, North Carolina

May 24, 2004